Exhibit 10.3
EXECUTION VERSION
GUARANTY EXTENSION AGREEMENT
     This Guaranty Extension Agreement (this “Agreement”) is made and entered into as of the 24th day of August, 2009 by and between Lighting Science Group Corporation, a Delaware corporation (the "Borrower”), and Pegasus Partners IV, L.P., a Delaware limited partnership (the “Guarantor”).
     WHEREAS, the Borrower and Bank of Montreal (the “Bank”) have entered into that certain Bank of Montreal Loan Authorization Agreement dated as of July 25, 2008, as amended by that certain First Amendment to Bank of Montreal Loan Authorization Agreement dated as of July 24, 2009 (the Bank of Montreal Loan Authorization Agreement, as so amended, the “Loan Agreement”), whereby the Bank has agreed to provide up to $20,000,000 of loans and other financial accommodations (the “Loans”) to the Borrower through August 24, 2009.
     WHEREAS, the Guarantor has guaranteed the Loans pursuant to that certain Guaranty dated as of July 25, 2008 (as amended and as the same may be amended from time to time, the “Guaranty”).
     WHEREAS, the Borrower desires to extend the maturity date of the Loans to August 24, 2010 (the "Maturity Date”) by entering into the Second Amendment to Bank of Montreal Loan Authorization Agreement (the “Loan Extension”) dated as of August 24, 2009 (the “Extension Date”), and has requested that the Guarantor execute an Acknowledgement and Consent (the “Guarantor Consent”) consenting to the Loan Extension and confirming that the Guaranty remains in full force and effect through the Maturity Date.
     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties hereto, intending to be legally bound, hereby agree as follows:
     Section 1. Consent and Guaranty Extension. The Guarantor hereby agrees to execute the Guarantor Consent and guarantee the Loans through, but not after, the Maturity Date.
     Section 2. Fee. In order to induce the Guarantor to enter into the Guarantor Consent, except as otherwise provided in Section 2(d), the Borrower agrees to pay the Guarantor a fee (the “Fee”), such Fee to be calculated and paid in accordance with this Section 2.
          (a) The Fee shall be paid by the Borrower upon the earliest to occur of (i) the Maturity Date, (ii) the date of termination of the Loan Agreement or the Guaranty and (iii) a Change of Control (defined below) (the “Fee Payment Date”).
          (b) Maturity Date or Early Termination. If the Fee Payment Date is the Maturity Date or date of termination of the Loan Agreement or the Guaranty, the Fee payable pursuant to this Agreement shall be an amount equal to the product obtained by multiplying (i) the Average Daily Loan Balance (as defined herein), by (ii) the product of (A) fifteen percent (15%) multiplied by (B) the Usage Percentage (as defined herein) (such Fee being the “Average Daily Balance Fee”).

          (c) Change of Control. If the Fee Payment Date is the date of a Change of Control, the Fee payable pursuant to this Agreement shall be equal to the greater of (i) the Average Daily Balance Fee and (ii) an amount equal to the product obtained by multiplying (A) 1.0% of the total transaction consideration (including, without limitation, consideration in the form of the assumption or discharge of indebtedness) received by the Borrower upon the Change of Control, by (B) the Usage Percentage.
          (d) Termination Within 60 Days. Notwithstanding the foregoing, if the Guaranty is terminated on or before the 60th day after the Extension Date, no Fee is due pursuant to this Agreement.
          (e) Additional Definitions. For purposes of this Agreement the following terms will have the indicated meanings:
     (i) “Average Daily Loan Balance” shall be an amount equal to the average unpaid principal balance under the Note (as defined in the Loan Agreement and determined in accordance with the Bank’s record keeping obligations pursuant to the Loan Agreement), from the Extension Date to the Fee Payment Date, calculated as of the Fee Payment Date.
     (ii) “Usage Percentage” shall mean the quotient obtained by dividing the number of days in the Measurement Period by 365.
     (iii) “Measurement Period” shall be the period beginning on the Extension Date and ending on the applicable Fee Payment Date.
     (iv) “Change of Control” shall mean the occurrence of any of the following:
     (A) the sale, conveyance or disposition of all or substantially all of the assets of the Borrower (other than pursuant to a joint venture arrangement or other transaction in which the Borrower, directly or indirectly, receives at least fifty percent (50%) of the voting equity in another entity or a general partnership);
     (B) the effectuation of a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Borrower is disposed of (other than (i) as a direct result of normal, uncoordinated trading activities in the common stock of the Borrower generally or (ii) solely as a result of the disposition by a stockholder of the Borrower to an Affiliate of such stockholder);
     (C) the consolidation, merger or other business combination of the Borrower with or into any other entity, immediately following which the prior stockholders of the

Borrower fail to own, directly or indirectly, at least fifty percent (50%) of the voting equity of the surviving entity;
     (D) a transaction or series of transactions in which any person or “group” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) acquires more than fifty percent (50%) of the voting equity of the Borrower (other than the acquisition by a person or “group” that is an Affiliate of or Affiliated with a person or “group” that immediately prior to such acquisition, beneficially owned fifty percent (50%) or more of the voting equity of the Borrower);
     (E) the replacement of a majority of the board of directors of the Borrower with individuals who were not nominated or elected by at least a majority of the directors at the time of such replacement; or
     (F) a transaction or series of transactions that constitutes or results in a “going private transaction” (as defined in Section 13(e) of the Securities Exchange Act of 1934 and the regulations of the Securities and Exchange Commission issued thereunder).
     (v) “Affiliate” of, or a person “Affiliated” with, a specified person, is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.
     Section 3. Reimbursement Obligation. The Borrower agrees to reimburse the Guarantor for all payments made by Guarantor on the Guarantied Obligations (as defined in the Guaranty), pursuant to the terms of the Guaranty (collectively, the “Reimbursement Payments”). Each Reimbursement Payment shall be payable within two (2) business days after the Guarantor notifies the Borrower in writing of a payment by the Guarantor on a Guarantied Obligation and the amount of such payment.
     Section 4. Overdue Amounts. If a Fee or Reimbursement Payment is not paid when due, it shall bear interest at the lesser of (a) a per annum rate of interest equal to the prime rate announced by The Wall Street Journal plus two percent (2%) and (b) the maximum rate allowed by law.
     Section 5. Termination of Guaranty. Upon the payment of the Fee, if the Guaranty has not already been terminated, the parties shall promptly terminate the Guaranty in accordance with the terms thereof.
     Section 6. CHOICE OF LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

     Section 7. Miscellaneous.
          (a) This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to be one and the same Agreement. Delivery of this Agreement may be effected by facsimile transmission or electronic mail in portable document format.
          (b) Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
          (c) No party to this Agreement may assign this Agreement or any or all of its rights or obligations hereunder without first obtaining the written consent of all other parties hereto.
          (d) This Agreement cannot be modified or amended except by a written agreement executed by all parties hereto.
[Signatures Page to Follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first written above.

BORROWER: LIGHTING SCIENCE GROUP CORPORATION
By:	/s/ Kathryn L. Reynolds
	Name:	Kathryn L. Reynolds
	Title:	Chief Financial Officer

GUARANTOR: PEGASUS PARTNERS IV, L.P. By: Pegasus Investors IV, L.P., its general partner By: Pegasus Investors IV GP, L.L.C., its general partner
By:	/s/ Steven Wacaster
	Name:	Steven Wacaster
	Title:	Vice President

[Signature page to Guaranty Extension Agreement]